Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2024 relating to the financial statements of CRH public limited company (“CRH plc”) and the effectiveness of CRH plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CRH plc for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Ireland LLP

Dublin, Ireland

May 10, 2024